FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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(Print or Type Responses)

1. Name and Address of Reporting Person* Biller Leslie S.	2. Issuer Name and Ticker or Trading Symbol PG&E Corporation (PCG)						6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
							X	Director	10% Owner
								Officer (give title below)	Other (specify below)

(Last) (First) (Middle) 10877 Wilshire Boulevard, 17th Floor	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Day/Year 03-11-2003				7. Individual or Joint/Group Filing (Check Applicable Line)
			5. If Amendment, Date of Original (Month/Day/Year)				X	Form filed by One Reporting Person
(Street) Los Angeles CA 90024								Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/ Day/ Year)	3. Trans- action Code (Instr.8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Owner- ship (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock	(No reportable transactions)							684	I	Held by Biller Revocable Trust

(1)Restricted shares granted under the PG&E Corporation Non-Employee Director Stock Incentive Plan.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*
If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Deri- vative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr.8)		5. Number of Deriv- ative Securities Ac- quired (A) or Dis- posed of (D) (Instr. 3, 4 and 5)		6. Date Exer- cisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Deriv- ative Secur- ity (Instr. 5)	9. Number of deriv- ative Secur- ities Bene- ficially Owned Follow- ing Reported Trans- action(s) (Instr. 4)	10. Owner- ship Form of Deri- vative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Benefi- cial Owner- ship (Instr. 4)
				Code	V	(A)	(D)	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares
Phantom Stock
	1 for 1	03-11-03		A		76.511(1)		(2)	(2)	Common Stock	76.511	$13.07	76.511	D

Explanation of Responses:

Phantom stock acquired upon deferral of compensation under the Deferred Compensation Plan for Non-Employee Directors; exempt under Rule 16b-3(d).

Phantom stock is payable in accordance with the terms of the Deferred Compensation Plan for Non-Employee Directors.

 03-12-2003

 **

 Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.

 **Signature of Reporting Person

 Date

 See18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          see Instruction 6 for procedure.

 Eric Montizambert, Attorney-in-Fact

 For Leslie S. Biller

 (Signed Power of Attorney on file with SEC)

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